Exhibit 99.1

Kimberly-Clark Announces Full-Year 2023 Results And 2024 Outlook
Achieved net sales of $20.4 billion with better-than-anticipated organic sales growth and stronger cost, margin and earnings recovery in 2023

Company initiates financial outlook for 2024 reflecting continued momentum

DALLAS, January 24, 2024 - Kimberly-Clark Corporation (NYSE: KMB) today reported fourth quarter and full-year 2023 results and provided its 2024 outlook. Comparisons are made versus the prior year period, unless otherwise noted.
“We had a solid finish to 2023, delivering strong organic growth as well as cost and earnings recovery above our initial expectations,” said Kimberly-Clark Chairman and CEO Mike Hsu. “Our fourth quarter results demonstrate topline momentum with more balanced growth across volume, mix and price led by strong Personal Care results. I’m proud of our team’s outstanding execution, including enhancing the value proposition of our global brands through consumer-centric innovation and stronger, more integrated commercial capabilities.”
Hsu continued, “We enter 2024 having advanced the Company’s strategic foundation and financial position, and with confidence this phase of cost recovery and supply chain stabilization is largely behind us. Moving forward, we will continue to invest in differentiating our brands and enhancing our capabilities while we maintain a disciplined cost structure in our next phase of growth. I’m confident we are positioned to accelerate and enhance the performance of our business and create meaningful shareholder value as we deliver our purpose of better care for a better world.”
The company intends to hold an Investor Day in late March to detail its strategic priorities and key initiatives underpinning its vision for the future.
Quarter Highlights
•Delivered net sales of $5.0 billion, in line with prior year, with organic sales growth of 3 percent.
•Gross margin was 34.9 percent, up 210 basis points versus the prior year, driven by favorable net revenue realization and productivity.
•Diluted earnings per share were $1.50; adjusted earnings per share were $1.51, down 2 percent versus prior year.
Fourth Quarter 2023 Results
Fourth quarter sales of $5.0 billion were in line with prior year, with organic sales up 3 percent, driven by a 2 percent increase in price from ongoing revenue growth management programs and a 1 percent favorable product mix, with volumes in line with the prior year period and volume trends improving for the fourth consecutive quarter. Changes in foreign currency exchange rates reduced sales by approximately 2 percent and the divestiture of the tissue and K-C Professional business in Brazil reduced sales by approximately 1 percent.
In North America, organic sales increased 3 percent over last year, including increases of 5 percent in Personal Care and 3 percent in Consumer Tissue that were partially offset by a 3 percent decrease in K-C Professional.
Outside North America, organic sales were up 5 percent in developing and emerging (D&E) markets. Organic sales in developed markets (Australia, South Korea and Western/Central Europe) grew 1 percent versus prior year.
Gross margin improved by 210 basis points to 34.9 percent, with higher net revenue realization, cost savings and favorable input costs partially offset by unfavorable currency impacts and higher other manufacturing costs. Gross profit grew 7 percent including $50 million in FORCE (Focus on Reducing Costs Everywhere) savings and $50 million in lower input costs.
Fourth quarter operating profit was $670 million compared to $712 million last year, resulting in an operating margin of 13.5 percent. Operating profit decreased by 6 percent, driven by currency impacts of $170 million that reflected a combination of currency translation, transactional currency costs, and net monetary position losses in hyperinflationary markets. Excluding this factor, an underlying increase in gross profit dollars was partially offset by planned increases in marketing, research and general expenses, coupled with higher incentive compensation levels.
Net interest expense was $38 million, 45 percent lower than prior year driven by higher interest income.
Fourth quarter effective tax rate was 25.2 percent, higher than 22.5 percent in the prior year. On an adjusted basis, the effective rate in the fourth quarter was 25.2 percent, compared to 22.6 percent in the prior year period.
Net income of equity companies was $53 million compared to $35 million last year driven by Kimberly-Clark de Mexico.
Diluted EPS was in line with prior year at $1.50 on a reported basis. On an adjusted basis, EPS decreased 2 percent to $1.51, driven by impact of hyperinflationary economies and higher taxes offset by gross profit expansion and net income of equity companies.
Full-Year 2023 Results
In 2023, sales of $20.4 billion increased 1 percent, with organic sales up 5 percent, driven by approximately 6 percent increase in price from ongoing revenue growth management programs and 1 percent from favorable product mix, offset by a 2 percent decrease in volume, with sequential improvements throughout the year. Changes in foreign currency exchange rates reduced sales by 3 percent, and the exit of its tissue and K-C Professional business in Brazil reduced sales by 1 percent.

Gross margin improved by 360 basis points to 34.4 percent and adjusted gross margin improved by 370 basis points to 34.5 percent reflecting higher net revenue realization as well as cost savings from its FORCE program of $325 million more than offsetting higher input costs of $65 million and higher other manufacturing costs of $195 million.
Full-year operating profit was $2.34 billion in 2023 versus $2.68 billion in 2022. Results included non-cash impairment charges on intangible assets that were partially offset by a net benefit from the Brazil divestiture in the second quarter 2023.
Full-year adjusted operating profit was $2.96 billion in 2023 versus $2.62 billion in 2022. The increases from organic sales and benefits from productivity-led cost savings were partially offset by higher other manufacturing costs, input costs, and marketing, research and general expenses, and unfavorable impact from foreign currency.
In 2023, diluted earnings per share were $5.21 compared to $5.72 last year. 2023 adjusted earnings per share were $6.57 compared to $5.63 last year.
The company's 2023 results exceeded its initial outlook at the start of its fiscal year and were consistent with its most recent outlook as follows:

Metric	January 2023 Outlook	October 2023 Outlook	2023 Results
Organic sales growth	2% - 4%	4% - 5%	5%
FX impact(a) on net sales	(2)%	~(3)%	(3)%
Acquisition/(divestiture) impact on net sales	NA	~(1)%	(1)%
Net sales growth	0% - 2%	1% - 2%	1%
Adjusted operating margin	NA	up 170 bps	+150 bps
Adjusted operating profit	up mid-to-high single digits	NA	13%
Input cost impact on operating profit ($ million)	$(200) - $(300)	~$(50)	$(65)
Other manufacturing cost ($ million)	NA	~$(250)	$(195)
FORCE savings ($ million)	similar to prior year	$300-$350	$325
FX impact(b) on operating profit ($ million)	$(300) - $(400)	~($450)	$(480)
Net interest expense	NA	down high single	down 15%
Adjusted effective tax rate	23% - 25%	23% - 24%	23.2%
Income from equity companies	similar to prior year	NA	up 69%
Adjusted EPS vs. last year	2% - 6%	15% - 17%	up 17%
Share repurchases ($ million)	$100 - $150	$100 - $150	$225
Capital expenditure ($ million)	$800-$900	~$800	$766

(a) Currency translation only
(b) Currency transaction and translation impacts

Business Segment Net Sales Results

Q4 change vs year ago (%)	Volume	Price	Mix/Other	Exited Business(a)	Currency	Total(b)	Organic(c)
Personal Care	1	4	1	—	(4)	2	6
North America	4	—	1	—	—	5	5
D&E Markets	(1)	9	2	—	(12)	(3)	9
Developed Markets	(3)	3	1	—	3	4	—

Consumer Tissue	(1)	1	—	(3)	1	(1)	—
North America	2	1	—	—	—	3	3
D&E Markets	(8)	1	—	(15)	—	(22)	(7)
Developed Markets	(1)	1	—	—	5	6	1

KC Professional	(4)	2	2	(2)	—	(3)	(1)
North America	(6)	2	1	—	—	(3)	(3)
D&E Markets	(3)	8	1	(13)	(5)	(11)	6
Developed Markets	(1)	(4)	6	—	5	6	1

Consolidated	—	2	1	(1)	(2)	—	3

Full-year change vs year ago (%)	Volume	Price	Mix/Other	Exited Business(a)	Currency	Total(b)	Organic(c)
Personal Care	(1)	5	1	—	(5)	1	5
North America	1	2	—	—	—	4	4
D&E Markets	(4)	9	2	—	(11)	(4)	7
Developed Markets	(5)	6	1	—	(2)	—	3

Consumer Tissue	(3)	6	—	(2)	(1)	1	3
North America	—	5	—	—	—	5	5
D&E Markets	(9)	7	—	(8)	(3)	(13)	(2)
Developed Markets	(5)	9	—	—	(1)	4	4

KC Professional	(5)	10	1	(1)	(1)	5	7
North America	(2)	9	—	—	—	8	8
D&E Markets	(5)	10	1	(6)	(6)	(5)	6
Developed Markets	(13)	13	4	—	—	4	4

Consolidated	(2)	6	1	(1)	(3)	1	5
(a)     Impact of the sale of Brazil tissue and K-C Professional business.
(b)     Total may not equal the sum of volume, net price, mix/other, acquisition and currency due to rounding and excludes intergeographic sales.
(c)     Combined impact of changes in volume, net price and mix/other.

Personal Care Segment
Personal Care sales of $2.6 billion increased 2 percent in the quarter, while organic sales increased 6 percent, driven by healthy contributions from price, mix and volume. Innovation, solid commercial execution and supply improvements contributed to volume growth, led by a 4 percent increase in North America. In 2023, Personal Care grew 1 percent with an organic sales increase of 5 percent with broad-based growth across regions.
Fourth-quarter operating profit of $429 million increased 1 percent, with organic growth and cost savings partially offset by higher marketing, research and general expenses and an unfavorable impact from foreign currency. Operating profit for the year increased 6 percent to $1.9 billion.
Consumer Tissue Segment
Consumer Tissue sales of $1.5 billion decreased 1 percent in the quarter, while organic sales were in line with last year reflecting price gains of 1 percent offset by volume decrease of 1 percent. Organic results were led by 3 percent growth in North America and 1 percent growth in Developed Markets. Sequential improvement in volume trends were led by North America with an increase of 2 percent in the quarter. For the Full-year, Consumer Tissue sales were up 1 percent with an organic increase of 3 percent.
Fourth-quarter operating profit of $269 million increased 13 percent driven by improved revenue realization, lower input costs, and cost savings that were partially offset by higher other manufacturing costs and an unfavorable impact from foreign currency. Operating profit for the year increased 21 percent to $976 million.
K-C Professional (KCP) Segment
KCP sales of $816 million decreased 3 percent in the quarter, with an organic decrease of 1 percent, while the
2-year average organic growth in Q4 was 8 percent. Improved product mix and revenue realization were offset by lower volumes. Strategic investments are driving elevated consumer experiences and healthy demand in the segment. For the full year, sales were up 5 percent driven by an organic increase of 7 percent.
Fourth-quarter operating profit of $151 million decreased 7 percent reflecting greater investments to fuel growth as well as higher incentive compensation levels. Operating profit for the year increased 46 percent to $665 million.
Cash Flow and Balance Sheet
Full-year cash provided by operations was $3.5 billion compared to $2.7 billion last year. 2023 capital spending was $766 million compared to $876 million last year. The company returned $1.8 billion to shareholders through dividends and share repurchases. The company completed share repurchases of 1.8 million shares at a cost of $225 million in 2023. Total debt was $8.0 billion as of December 31, 2023 compared to $8.4 billion at the end of 2022.

2024 Outlook
The company currently expects to deliver a low-to-mid single digit percentage increase in 2024 Organic Net Sales versus the prior year period, with growth in reported Net Sales forecast to reflect negative impacts of approximately 300 basis points from currency translation and 60 basis points from the Brazil Tissue divestiture. Adjusted Operating Profit is expected to grow at a high single-digit to low double-digit rate on a constant-currency basis and Adjusted Earnings Per share are expected to grow at a high single-digit rate on a constant-currency basis versus the prior year period. Reported growth in Operating Profit and Earnings Per Share are currently expected to be negatively impacted by approximately 400 basis points from currency translation.
This outlook reflects assumptions subject to change given the macro environment.
Supplemental Materials and Live Webcast
Supplemental materials will be available at approximately 7:00 a.m. Eastern Standard Time in the Investor Relations section of www.kimberly-clark.com. The company will host a live Q&A session with investors and analysts on January 24, 2024, at 8:30 a.m. Eastern Standard Time. The supplemental materials and Kimberly-Clark's Q&A session can be accessed at investor.kimberly-clark.com. A replay of the webcast will be available following the event through the same website.
2024 Investor Day
Kimberly-Clark plans to host an Investor Day in New York City in late March. The event will feature presentations by members of the senior management team, including Chairman and CEO Mike Hsu and Chief Financial Officer Nelson Urdaneta, who will detail the company’s strategic priorities and key initiatives underpinning its vision for the future and provide a long-term financial algorithm.
The event will also be webcast and accessible from the Events & Presentations section of the company’s website. A replay of the webcast and slides shown during the presentations will be available on the company’s website.
About Kimberly-Clark
Kimberly-Clark (NYSE: KMB) and its trusted brands are an indispensable part of life for people in more than 175 countries and territories. Fueled by ingenuity, creativity, and an understanding of people’s most essential needs, we create products that help individuals experience more of what’s important to them. Our portfolio of brands, including Huggies, Kleenex, Scott, Kotex, Cottonelle, Poise, Depend, Andrex, Pull-Ups, GoodNites, Intimus, Plenitud, Sweety, Softex, Viva and WypAll, hold No. 1 or No. 2 share positions in approximately 70 countries. We use sustainable practices that support a healthy planet, build strong communities, and ensure our business thrives for decades to come. We are proud to be recognized as one of the World’s Most Ethical Companies(R) by Ethisphere for the fifth year in a row. To keep up with the latest news and to learn more about the company's 150-year history of innovation, visit kimberly-clark.com.

Copies of Kimberly-Clark's Annual Report to Stockholders and its proxy statements and other SEC filings, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, are made available free of charge on the company's website on the same day they are filed with the SEC. To view these filings, visit the Investors section of the company's website.
Forward Looking Statements
Certain matters contained in this news release concerning the outlook, anticipated financial and operating results, raw material, energy and other input costs, anticipated currency rates and exchange risks, including in Argentina and Türkiye, net income from equity companies, sources and uses of cash, the effective tax rate, the anticipated cost savings from the company’s FORCE program, growth initiatives, product innovations, contingencies and anticipated transactions of the company constitute forward-looking statements and are based upon management's expectations and beliefs concerning future events impacting the company. In addition, many factors outside our control, including the war in Ukraine (including the related responses of consumers, customers and suppliers as well as sanctions issued by the U.S., the European Union, Russia or other countries), pandemics, epidemics, fluctuations in foreign currency exchange rates, prices and availability of our raw materials, supply chain disruptions, disruptions in the capital and credit markets, counterparty defaults (including customers, suppliers and financial institutions with which we do business), failure to realize the expected benefits or synergies from our acquisition and disposition activity, impairment of goodwill and intangible assets and our projections of operating results and other factors that may affect our impairment testing, changes in customer preferences, severe weather conditions, regional instabilities and hostilities (including the war in Israel), government trade or similar regulatory actions, potential competitive pressures on selling prices for our products, energy costs, our ability to maintain key customer relationships, as well as general economic and political conditions globally and in the markets in which we do business, could affect the realization of these estimates.
There can be no assurance that these future events will occur as anticipated or that the company's results will be as estimated. Forward-looking statements speak only as of the date they were made, and we undertake no obligation to publicly update them. For a description of certain factors that could cause the company's future results to differ from those expressed in any such forward-looking statements, see Item 1A entitled “Risk Factors” in the company’s Annual Report on Form 10-K for the year ended December 31, 2022.
Non-GAAP Financial Measures
This news release and the accompanying tables include the following financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S., or GAAP, and are therefore referred to as non-GAAP financial measures:
•Adjusted earnings and earnings per share
•Adjusted gross and operating profit
•Adjusted effective tax rate

These non-GAAP financial measures exclude the following items for the relevant time periods as indicated in the accompanying non-GAAP reconciliation tables:
•Sale of Brazil tissue and K-C Professional business. In the second quarter of 2023, we recognized a net benefit related to the sale of our Brazil tissue and K-C Professional business.
•Impairment of intangible assets. In the second quarter of 2023, we recognized non-cash charges related to the impairment of certain intangible assets related to Softex Indonesia and Thinx.
•Pension settlements. In 2022 and 2023, we recognized pension settlement charges related to lump-sum distributions from pension plan assets exceeding the total of annual service and interest costs resulting in a recognition of deferred actuarial losses.
•Acquisition of controlling interest in Thinx. In the first quarter of 2022, the company completed the acquisition of a majority and controlling share of Thinx. As a result of this transaction, a net benefit was recognized primarily due to the nonrecurring, non-cash gain recognized related to the remeasurement of the carrying value of previously held equity investment to fair value partially offset by transaction and integration costs.
The company provides these non-GAAP financial measures as supplemental information to our GAAP financial measures. Management and the company's Board of Directors use adjusted earnings, adjusted earnings per share and adjusted gross and operating profit to (a) evaluate the company's historical and prospective financial performance and its performance relative to its competitors, (b) allocate resources and (c) measure the operational performance of the company's business units and their managers. Management also believes that the use of an adjusted effective tax rate provides improved insight into the tax effects of our ongoing business operations.
Additionally, the Management Development and Compensation Committee of the company's Board of Directors has used certain of the non-GAAP financial measures when setting and assessing achievement of incentive compensation goals. These goals are based, in part, on the company's adjusted earnings per share.
This news release includes information regarding organic sales growth, which describes the impact of changes in volume, net selling prices and product mix on net sales. Changes in foreign currency exchange rates, acquisitions and exited businesses also impact the year-over-year change in net sales.

KIMBERLY-CLARK CORPORATION
CONSOLIDATED INCOME STATEMENTS
(Millions, except per share amounts)

	Three Months Ended December 31
	2023	2022	Change
Net Sales	$4,970	$4,964	—
Cost of products sold	3,233	3,337	-3%
Gross Profit	1,737	1,627	+7%
Marketing, research and general expenses	993	916	+8%
Other (income) and expense, net	74	(1)	N.M.
Operating Profit	670	712	-6%
Nonoperating expense	(18)	(24)	-25%
Interest income	32	7	+357%
Interest expense	(70)	(76)	-8%
Income Before Income Taxes and Equity Interests	614	619	-1%
Provision for income taxes	(155)	(139)	+12%
Income Before Equity Interests	459	480	-4%
Share of net income of equity companies	53	35	+51%
Net Income	512	515	-1%
Net income attributable to noncontrolling interests	(3)	(8)	-63%
Net Income Attributable to Kimberly-Clark Corporation	$509	$507	—

Per Share Basis
Net Income Attributable to Kimberly-Clark Corporation
Basic	$1.51	$1.50	+1%
Diluted	$1.50	$1.50	—

Cash Dividends Paid	$1.18	$1.16	+2%

Common Shares Outstanding	December 31
	2023	2022
Outstanding shares as of	337.0	337.5
Average diluted shares for three months ended	339.0	338.5

N.M. - Not Meaningful
Unaudited

KIMBERLY-CLARK CORPORATION
CONSOLIDATED INCOME STATEMENTS
(Millions, except per share amounts)

	Twelve Months Ended December 31
	2023	2022	Change
Net Sales	$20,431	$20,175	+1%
Cost of products sold	13,399	13,956	-4%
Gross Profit	7,032	6,219	+13%
Marketing, research and general expenses	3,961	3,581	+11%
Impairment of intangible assets	658	—	N.M.
Other (income) and expense, net	69	(43)	N.M.
Operating Profit	2,344	2,681	-13%
Nonoperating expense	(96)	(73)	+32%
Interest income	66	14	+371%
Interest expense	(293)	(282)	+4%
Income Before Income Taxes and Equity Interests	2,021	2,340	-14%
Provision for income taxes	(453)	(495)	-8%
Income Before Equity Interests	1,568	1,845	-15%
Share of net income of equity companies	196	116	+69%
Net Income	1,764	1,961	-10%
Net income attributable to noncontrolling interests	—	(27)	-100%
Net Income Attributable to Kimberly-Clark Corporation	$1,764	$1,934	-9%

Per Share Basis
Net Income Attributable to Kimberly-Clark Corporation
Basic	$5.22	$5.73	-9%
Diluted	$5.21	$5.72	-9%

Cash Dividends Declared	$4.72	$4.64	+2%

Common Shares Outstanding	December 31
	2023	2022
Average diluted shares for twelve months ended	338.8	338.3

N.M. - Not Meaningful
2023 Data is Unaudited

KIMBERLY-CLARK CORPORATION
NON-GAAP RECONCILIATIONS
(Millions, except per share amounts)

	Three Months Ended December 31, 2023
	As Reported	Pension Settlements	As Adjusted Non-GAAP
Nonoperating expense	$(18)	$(4)	$(14)
Provision for income taxes	(155)	1	(156)
Effective tax rate	25.2%	—	25.2%
Net Income Attributable to Kimberly-Clark Corporation	509	(3)	512
Diluted Earnings per Share(a)	1.50	(0.01)	1.51

	Three Months Ended December 31, 2022
	As Reported	Pension Settlements	As Adjusted Non-GAAP
Nonoperating expense	$(24)	$(18)	$(6)
Provision for income taxes	(139)	5	(144)
Effective tax rate	22.5%	—	22.6%
Net income attributable to Kimberly-Clark Corporation	507	(13)	520
Diluted earnings per share(a)	1.50	(0.04)	1.54
(a)     "As Adjusted Non-GAAP" may not equal "As Reported" plus "Adjustments" as a result of rounding.

Unaudited

KIMBERLY-CLARK CORPORATION
NON-GAAP RECONCILIATIONS
(Millions, except per share amounts)

	Twelve Months Ended December 31, 2023
	As Reported	Sale of Brazil Tissue and K-C Professional Business	Impairment of Intangible Assets	Pension Settlements	As Adjusted Non-GAAP
Cost of products sold	$13,399	$15	$—	$—	$13,384
Gross Profit	7,032	(15)	—	—	7,047
Marketing, research and general expenses	3,961	15	—	—	3,946
Impairment of intangible assets	658	—	658	—	—
Other (income) and expense, net	69	(74)	—	—	143
Operating Profit	2,344	44	(658)	—	2,958
Nonoperating expense	(96)	—	—	(35)	(61)
Provision for income taxes	(453)	(18)	175	9	(619)
Effective tax rate	22.4%	—	—	—	23.2%
Net income attributable to noncontrolling interests	—	—	20	—	(20)
Net Income Attributable to Kimberly-Clark Corporation	1,764	26	(463)	(26)	2,227
Diluted Earnings per Share(a)	5.21	0.08	(1.36)	(0.08)	6.57

	Twelve Months Ended December 31, 2022
	As Reported	Acquisition of Controlling Interest in Thinx	Pension Settlements	As Adjusted Non-GAAP
Marketing, research and general expenses	$3,581	$21	$—	$3,560
Other (income) and expense, net	(43)	(85)	—	42
Operating Profit	2,681	64	—	2,617
Nonoperating expense	(73)	—	(52)	(21)
Provision for income taxes	(495)	4	13	(512)
Effective tax rate	21.2%	—	—	22.0%
Net Income Attributable to Kimberly-Clark Corporation	1,934	68	(39)	1,905
Diluted Earnings per Share(a)	5.72	0.20	(0.12)	5.63
(a) "As Adjusted Non-GAAP" may not equal "As Reported" plus "Adjustments" as a result of rounding.

Non-GAAP financial measures are not meant to be considered in isolation or as a substitute for the comparable GAAP measures, and they should be read only in conjunction with the company's consolidated financial statements prepared in accordance with GAAP.  There are limitations to these non-GAAP financial measures because they are not prepared in accordance with GAAP and may not be comparable to similarly titled measures of other companies due to potential differences in methods of calculation and items being excluded.  The company compensates for these limitations by using these non-GAAP financial measures as a supplement to the GAAP measures and by providing reconciliations of the non-GAAP and comparable GAAP financial measures.

Unaudited

KIMBERLY-CLARK CORPORATION
CONSOLIDATED BALANCE SHEETS
(Millions)

	December 31
	2023	2022
ASSETS
Current Assets
Cash and cash equivalents	$1,093	$427
Accounts receivable, net	2,135	2,280
Inventories	1,955	2,269
Other current assets	520	753
Total Current Assets	5,703	5,729
Property, Plant and Equipment, Net	7,913	7,885
Investments in Equity Companies	306	238
Goodwill	2,085	2,074
Other Intangible Assets, Net	197	851
Other Assets	1,140	1,193
TOTAL ASSETS	$17,344	$17,970

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Debt payable within one year	$567	$844
Trade accounts payable	3,653	3,813
Accrued expenses and other current liabilities	2,316	2,289
Dividends payable	394	388
Total Current Liabilities	6,930	7,334
Long-Term Debt	7,417	7,578
Noncurrent Employee Benefits	669	654
Deferred Income Taxes	374	647
Other Liabilities	860	799
Redeemable Common and Preferred Securities of Subsidiaries	26	258
Stockholders' Equity
Kimberly-Clark Corporation	915	547
Noncontrolling Interests	153	153
Total Stockholders' Equity	1,068	700
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$17,344	$17,970

2023 Data is Unaudited

KIMBERLY-CLARK CORPORATION
CONSOLIDATED CASH FLOW STATEMENTS
(Millions)

	Twelve Months Ended December 31
	2023	2022
Operating Activities
Net income	$1,764	$1,961
Depreciation and amortization	753	754
Asset impairments	676	—
Gain on previously held equity investment in Thinx	—	(85)
Stock-based compensation	169	150
Deferred income taxes	(322)	(57)
Net (gains) losses on asset and business dispositions	(75)	15
Equity companies' earnings (in excess of) less than dividends paid	(59)	6
Operating working capital	582	(17)
Postretirement benefits	24	(4)
Other	30	10
Cash Provided by Operations	3,542	2,733
Investing Activities
Capital spending	(766)	(876)
Acquisition of business, net of cash acquired	—	(46)
Proceeds from asset and business dispositions	245	12
Investments in time deposits	(720)	(658)
Maturities of time deposits	815	797
Other	8	(14)
Cash Used for Investing	(418)	(785)
Financing Activities
Cash dividends paid	(1,588)	(1,558)
Change in short-term debt	(371)	261
Debt proceeds	363	—
Debt repayments	(475)	(312)
Proceeds from exercise of stock options	97	94
Acquisitions of common stock for the treasury	(225)	(100)
Cash paid for redemption of common securities of Thinx	(95)	—
Cash dividends paid to noncontrolling interests	(35)	(98)
Other	(45)	(47)
Cash Used for Financing	(2,374)	(1,760)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	(84)	(31)
Change in Cash and Cash Equivalents	666	157
Cash and Cash Equivalents - Beginning of Period	427	270
Cash and Cash Equivalents - End of Period	$1,093	$427

Unaudited

KIMBERLY-CLARK CORPORATION
SELECTED BUSINESS SEGMENT DATA
(Millions)

	Three Months Ended December 31			Twelve Months Ended December 31
	2023	2022	Change	2023	2022	Change
NET SALES
Personal Care	$2,602	$2,555	+2%	$10,691	$10,622	+1%
Consumer Tissue	1,540	1,560	-1%	6,290	6,243	+1%
K-C Professional	816	838	-3%	3,404	3,256	+5%
Corporate & Other	12	11	N.M.	46	54	N.M.
TOTAL NET SALES	$4,970	$4,964	—	$20,431	$20,175	+1%

OPERATING PROFIT
Personal Care	$429	$423	+1%	$1,890	$1,787	+6%
Consumer Tissue	269	239	+13%	976	806	+21%
K-C Professional	151	163	-7%	665	457	+46%
Corporate & Other(a)	(105)	(114)	N.M.	(1,118)	(412)	N.M.
Other (income) and expense, net(a)	74	(1)	N.M.	69	(43)	N.M.
TOTAL OPERATING PROFIT	$670	$712	-6%	$2,344	$2,681	-13%
(a)     Corporate & Other and Other (income) and expense, net include income and expense not associated with the business segments, including adjustments as indicated in the Non-GAAP Reconciliations.

N.M. - Not Meaningful
Unaudited

Investor Relations contact: Christopher Jakubik, CFA, KC.InvestorRelations@kcc.com
Media Relations contact: David Kellis, media.relations@kcc.com

[KMB-F]
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